NAME OF REGISTRANT:
Franklin Strategic Mortgage Portfolio
File No. 811-7288

EXHIBIT ITEM No. 77D: Policies with respect to security investments

At a meeting held on May 16, 2000, the Board of Trustees of the Registrant approved the following resolutions:

	RESOLVED, that the definition of "higher income-producing mortgage securities" in which the Franklin Strategic Mortgage Portfolio (the "Trust") may invest up to 35% of its total assets, to be used in the prospectus of the Trust, be amended to specifically mention commercial mortgage-backed securities ("CMBS"), home equity loan asset-backed securities ("HELs") and manufactured housing asset-backed securities ("MH"); and

	FURTHER RESOLVED, that the definition of "mortgage securities issued or guaranteed by the U.S. government, its agencies or instrumentalities" in which the Trust may invest up to 65% of its total assets, to be used in the prospectus of the Trust, be amended to specifically mention that these mortgage securities may include both fixed-rate and adjustable rate mortgage securities ("ARMS"); and

	FURTHER RESOLVED, that the current prospectus of the Trust be amended to reflect such clarifications, and that the appropriate officers of the Trust take all steps necessary to accomplish this.

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